As filed with the Securities and Exchange Commission on January 25, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAPITOL BANCORP LTD.

(Exact Name of Registrant as Specified in its Charter)

Michigan	6711	38-2761672
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cristin Reid English, Esq.
Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence, Esq.
Miller, Canfield, Paddock and Stone, P.L.C.
444 West Michigan Avenue
Kalamazoo, Michigan 49007
(269) 383-5804

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☑

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share (1)	Offering Price (1)	Fee (1)

Common Stock, no par value per share	1,000,000 shares	N/A	$ 32,100,000	$3,778

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of the common stock, as reported on the New York Stock Exchange on January 24, 2005.

Capitol Bancorp Direct

Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan

     Capitol Bancorp Direct is a direct stock purchase and dividend reinvestment plan that provides a convenient and economical method for investors to make an initial investment in Capitol Bancorp Limited common stock and for existing shareholders to increase their holdings of Capitol common stock. Capitol currently sponsors a dividend reinvestment plan, the Shareholder Investment Program, for its shareholders. Capitol Bancorp Direct amends and supersedes the Shareholder Investment Program. If you are currently enrolled in the Shareholder Investment Program you will automatically be enrolled in Capitol Bancorp Direct.

     As a participant in Capitol Bancorp Direct you can:

•	purchase Capitol common stock through a convenient, low-cost method;

•	build your investment over time, starting with as little as $50;

•	purchase shares by check, money order, wire transfer, electronic transfer from your bank account or payroll deduction (eligible Capitol employees only); and

•	reinvest all or some of your cash dividends in Capitol common stock.

     This prospectus describes and constitutes Capitol Bancorp Direct, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan. Please read this prospectus carefully and keep it for future reference. If you have any questions about Capitol Bancorp Direct, please call UMB Bank, N.A., the plan administrator, at 1-800-884-4225 between 8:00 a.m. and 4:30 p.m., Central Time, on any business day.

     Capitol Bancorp Limited is a bank development company with affiliate banks located throughout the United States. This prospectus relates to 1,000,000 shares of Capitol common stock offered for purchase under Capitol Bancorp Direct. Capitol common stock trades on the New York Stock Exchange under the symbol “CBC.” The closing price of our common stock on January 24, 2005 was $31.95 per share. Capitol has dual headquarters located at Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933 and 2777 E. Camelback Rd, Ste 375, Phoenix, Arizona 85016. Capitol’s telephone number is (517) 487-6555.

     This prospectus incorporates business and financial information about Capitol that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. See “Where You Can Find More Information” on page 17.

     INVESTING IN CAPITOL COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS ON PAGE 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of Capitol common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Capitol, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

     This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

Prospectus dated January 25, 2005

-i-

RISK FACTORS

Before choosing to invest in common stock through Capitol Bancorp Direct we urge you to carefully consider the following factors, as well as the information contained in the rest of this prospectus, each of which could affect our financial condition and results of operation, the performance of our common stock, and accordingly, the value of any investment:

•	risks related to credit quality, interest rate sensitivity and liquidity;

•	the strength of the U.S. economy in general and the strength of the local economies where we conduct business;

•	the effect of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	the timely development of new products and services and customer perception of the overall value of the new products and services (including features, pricing and quality) compared to competing products and services;

•	changes in consumer spending, borrowing and savings habits;

•	technological changes pertinent to our industry;

•	any acquisitions or mergers that we might consider or complete and the associated costs and factors;

•	the ability to maintain and increase market share and control expenses;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and accounting principles generally accepted in the United States;

•	changes in our organization, compensation and benefit plans and in the availability of, and compensation levels for, employees in our geographic markets;

•	the costs and effects of litigation and of any adverse outcome in litigation; and

•	other risk factors outlined in our filings with the SEC from time to time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “intend,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks identified in our periodic reports filed from time to time with the SEC and the following:

•	the results of our efforts to implement our business strategy;

•	our ability to attract and retain executive management;

•	adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses;

•	interest rate fluctuations and other economic conditions;

•	continued levels of our loan quality and origination volume;

•	our ability to attract core deposits;

•	continued relationships with major customers;

•	competition in product offerings and product pricing;

•	adverse changes in the economy that could increase credit-related losses and expenses;

•	adverse changes in the market price of our common stock; and

•	compliance with laws and regulatory requirements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus to conform such statements to actual results or if new information becomes available.

CAPITOL BANCORP DIRECT

1.	What is Capitol Bancorp Direct?

Capitol Bancorp Direct is a direct stock purchase and dividend reinvestment plan that enables new investors to make an initial investment in Capitol common stock and existing shareholders to increase their holdings of Capitol common stock. Participants can purchase Capitol common stock with cash investments and cash dividends. Capitol currently sponsors a dividend reinvestment plan, the Shareholder Investment Program, for its shareholders. Capitol Bancorp Direct amends and supersedes the Shareholder Investment Program. If you are currently enrolled in the Shareholder Investment Program, you will automatically be enrolled in Capitol Bancorp Direct, the shares in your account under the Shareholder Investment Program will be transferred to the plan administrator of Capitol Bancorp Direct, and your elections under the Shareholder Investment Program will continue under Capitol Bancorp Direct unless and until you change them under Capitol Bancorp Direct.

2.	What features does the plan offer?

•	Initial investment (page 4). If you are not a Capitol shareholder, you can make an initial investment in Capitol common stock starting with as little as $50.

•	Optional cash investments (page 5). You can increase your holdings of Capitol common stock through optional cash investments of $50 or more. You can make optional cash investments by check, money order, electronic funds transfer from your bank account or wire transfer. Eligible employees of Capitol and its affiliates may also make optional cash investments by having specified amounts deducted from each paycheck.

•	No brokerage fees (page 5). Participants pay no brokerage fees in connection with purchases of Capitol common stock.

•	Automatic dividend reinvestment (page 7). You can also increase your holdings of Capitol common stock through automatic reinvestment of your cash dividends. You can elect to reinvest all or a percentage of your cash dividends.

•	Share safekeeping (page 10). You can deposit your Capitol common stock certificates for safekeeping by the plan administrator. Your ownership of deposited shares will be maintained on the plan administrator’s records.

•	Funds are fully invested (page 7). Funds invested through Capitol Bancorp Direct will purchase whole and fractional shares of Capitol common stock. Fractional shares are eligible to receive cash dividends.

•	Shares may be transferred (page 11). Participants may direct the plan administrator to transfer, at any time and at no cost to the participant, all or a portion of the participant’s shares to a new plan account for the participant or another person.

•	Periodic statements (page 10). Statements will be distributed at least quarterly to each participant listing all transactions in the participant’s account during the period covered by the statement.

Refer to Question 6 for details on fees charged for transactions and services offered under Capitol Bancorp Direct.

3.	How do I enroll in Capitol Bancorp Direct if I am currently a registered Capitol shareholder?

If you are a registered Capitol shareholder — that is, your shares are registered in your name and not your broker or bank’s name — you can enroll by completing and returning the Enrollment and Authorization Form. Only those shares of your Capitol common stock that you list on the Enrollment and Authorization Form will participate in the plan.

If you are a Capitol shareholder and you are currently enrolled in the Shareholder Investment Program, you will automatically be enrolled in Capitol Bancorp Direct. The shares in your account under the Shareholder Investment Program will be transferred to the plan administrator of Capitol Bancorp Direct and an account will be established for you under Capitol Bancorp Direct.

4. How do I enroll if my shares are registered other than in my name?

If your Capitol shares are registered in the name of a broker, bank or other nominee, simply arrange for the broker, bank or other nominee to register in your name the number of your shares of Capitol common stock that you want to participate in the plan. You can then enroll in Capitol Bancorp Direct as a shareholder of record, as described in Question 3 above. Alternatively, if you would like to keep your Capitol shares registered in the name of your broker, bank or other nominee, you can enroll in the plan in the same way as someone who is not currently a Capitol shareholder, as described in Question 5 below.

Regulations in certain countries may limit or prohibit participation in this type of plan. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

5.	How do I enroll if I am not currently a Capitol shareholder?

If you do not currently own any Capitol common stock, you can enroll by completing and returning the Enrollment and Authorization Form. When you enroll, you will be required to pay a one-time account set-up fee of $10 and make an initial investment of at least $50 (but not more than $5,000 per calendar quarter). Your payment for your initial investment and account set-up fee should be made payable to UMB Bank, N.A., in U.S. funds drawn on a U.S. bank.

6.	What are the fees associated with participation?

One-Time Account Set Up (no fee for shareholders of record)	$10.00
Optional Cash Investments
• transaction fee	No fee
• brokerage commission	No fee
Dividend Reinvestment
• transaction fee	No fee
• brokerage commission	No fee
Sales From Your Account
• transaction fee	$15.00 per sale
• brokerage commission	$.10 per share sold
Returned Checks and Failed Electronic Funds Transfers	$25.00 per item
Prior Year Duplicate Account Statement	$10.00 per year
Issuance of Stock Certificate	No fee

We can change the fee structure of the plan at any time. We will notify you of any fee changes prior to the changes becoming effective.

For sales from your account, transaction fees and brokerage commissions are deducted from the sale proceeds.

7.	What are my options for optional cash investments?

You can make optional cash investments at any time by check, money order, wire transfer, electronic funds transfer from your bank account or payroll deduction (eligible Capitol employees only). Each investment can be for as little as $50 (except for payroll deductions which can be for as little as $25) but you may not exceed $5,000 per calendar quarter. There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary. Optional cash investments must be received by the plan administrator no later than three business days prior to an investment date, otherwise your payment will be invested on the next investment date. No interest is paid on your payment pending its investment in Capitol common stock. Refer to Question 12 for a discussion of investment dates.

Check or Money Orders. To make an investment by check or money order, submit an Enrollment and Authorization Form together with your payment. Your check or money order must be made payable to UMB Bank, N.A., in U.S. funds drawn on a U.S. bank.

Wire Transfers. Wire transfers must be sent to UMB Bank, N.A., routing code ABA 101000695 for credit to Capitol Bancorp Direct, account #9800006823, and must include the name of the plan (Capitol Bancorp Direct), the name in which your plan account is registered and your account number. Participants making investments by wire transfer may be charged fees by the commercial bank initiating the transfer.

Electronic Funds Transfer. To transfer funds to your plan account by electronic funds transfer, or EFT, you must complete the Electronic Funds Transfer section of Section 7: Automatic Investment on the Enrollment and Authorization Form. You must direct the plan administrator to debit your bank account for a specified amount ($50 minimum) per month. Such funds will be withdrawn from your bank account three business days prior to the monthly investment date. To terminate monthly EFT debits, you must notify the plan administrator in writing. The plan administrator must receive your instructions and authorization ten business days prior to the next investment date or your automatic monthly investments will not begin, change, or terminate until the following month.

Payroll Deduction. Eligible employees of Capitol and its affiliates may make optional cash investments under the plan by having specified amounts, of not less than $25 per month, deducted from each paycheck. All payroll deductions will be made after all taxes and other withholdings are applied to your payroll. To initiate payroll deduction, eligible employees must complete, sign and return an Employee Payroll Deduction Form to Capitol’s Shareholder Relations Department. Forms are available upon request from the Shareholder Relations Department. Payroll deductions will begin as soon as practicable upon receipt of the completed form. Capitol will make payroll deductions each payroll period during a month, and will hold all deducted funds until the end of that month when the funds will be forwarded to the plan administrator. The plan administrator will invest the funds in Capitol common stock beginning on the first investment date following receipt of the funds.

No interest is paid on your payment pending its investment in Capitol common stock. If any optional cash investment is returned for any reason, UMB Bank, N.A. will remove from the participant’s account any shares purchased upon prior credit of such funds and will sell these shares. UMB Bank, N.A. may sell other shares in the participant’s account to cover the $25.00 returned funds fee for each optional cash investment returned unpaid for any reason and may sell other shares in the participant’s account as necessary to cover any market loss incurred by UMB Bank, N.A.

8.	What are my dividend reinvestment options?

The reinvestment option you elect will apply to all of your Capitol common stock participating in the plan. All shares you acquire through reinvestment will automatically become participating shares. To have your cash dividends reinvested, the plan administrator must receive your Enrollment and Authorization Form authorizing dividend reinvestment on or before the dividend record date. Fractional shares are eligible to receive cash dividends.

•	Full Dividend Reinvestment. The plan administrator will reinvest, in additional shares of Capitol common stock, the full amount of cash dividends paid on all of your participating Capitol shares.

•	Partial Dividend Reinvestment. The plan administrator will reinvest, in additional shares of Capitol common stock, your specified percentage of cash dividends paid on your participating Capitol shares. Any cash dividends not reinvested will be paid to you by check or direct deposit. To authorize direct deposit, complete Section 6 of the Enrollment and Authorization Form.

•	No Dividend Reinvestment. The plan administrator will pay to you, by check or direct deposit, the full amount of cash dividends paid on all of your participating Capitol shares. To authorize direct deposit, complete Section 6 of the Enrollment and Authorization Form.

9.	When are dividends paid?

Historically, Capitol has paid dividends on the first day of March, June, September and December to shareholders of record on the first or second day of the preceding month. There is no assurance that dividends will be paid in the future. If dividends are paid, the dividend payment date and dividend record date may change in the future.

The payment of dividends on Capitol common stock is at the discretion of Capitol’s Board of Directors. There is no guarantee that Capitol will pay dividends in the future. The timing, amount and form of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Capitol and its affiliates, applicable government regulations and other factors deemed relevant by Capitol’s Board of Directors.

10.	Who is the plan administrator and what does the plan administrator do?

UMB Bank, N.A. is the plan administrator. The plan administrator is responsible for purchasing and selling Capitol common stock for participants’ plan accounts, including the selection of the independent broker/dealer through which plan transactions may be made. The plan administrator forwards participants’ funds to the broker/dealer for open market purchases or to us for purchases directly from Capitol. Neither Capitol nor the plan administrator has any control over the times or prices at which the broker/dealer purchases or sells Capitol common stock in the open market. The plan administrator also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.

11.	How do I contact the plan administrator?

By mail:	For overnight delivery:
Capitol Bancorp Direct	Capitol Bancorp Direct
UMB Bank, N.A.	UMB Bank, N.A.
Securities Transfer Department	Securities Transfer Department
P.O. Box 410064	928 Grand Blvd., 5th Floor
Kansas City, MO 64141-0064	Kansas City, MO 64106

By phone:	By Internet:
Tel: 1-800-884-4225 or 1-816-860-7786	E-mail address: stock.transfer@umb.com
Fax: 1-816-860-3963	Website (requires PIN to access):
Telephone hours are Monday - Friday, between	http://shareholderview.umb.com
the hours of 8:00 a.m. and 4:30 p.m. Central Time

12.	When does the plan administrator purchase shares?

Optional Cash Investments. Optional cash investments are invested in Capitol common stock on the third Thursday of each calendar month or, if the New York Stock Exchange is not open on such Thursday, the next business day the NYSE is open.

Dividend Reinvestment. Cash dividends are reinvested on the applicable dividend payment date or, if the NYSE is not open on the dividend payment date, the next business day the NYSE is open.

For all investment dates, the plan administrator will purchase the shares as soon as practicable and in no event more than 5 business days after the applicable investment date.

Shares are purchased and sold for the plan on specified dates or during the specified period. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the shares outside of the plan. You bear the risk of fluctuations in the price of Capitol common stock. No interest is paid on funds held by the plan administrator pending their investment in Capitol shares or their distribution to you.

13.	How does the plan administrator buy the shares?

The plan administrator may purchase Capitol common stock directly from us, in the open market through the use of an independent broker/dealer, or in privately negotiated transactions. We determine the method. We currently instruct the plan administrator to purchase the shares in the open market through an independent broker/dealer, however we can change the method at any time and without notice to you, subject to legal restrictions on how often we change the method. The method used by the plan administrator will impact the price at which your shares are purchased (see Question 14).

14.	At what price will the plan administrator purchase the shares?

Open Market Purchases and Privately Negotiated Transactions. If the shares are purchased in the open market or in a privately negotiated transaction, your purchase price will be the weighted average purchase price per share for all shares purchased for that investment date. The independent broker/dealer purchases shares as soon as practicable, and in no event more than 5 business days after the applicable investment date.

Purchases from Capitol. If the shares are purchased from us, your purchase price will be the average of the high and low sale prices of Capitol common stock as reported on the NYSE for that investment date. If the NYSE is closed on that date, then the price will be the average of the high and low sale prices as reported on the NYSE for the next business day the NYSE is open.

The plan administrator may combine your funds with those of other participants for purposes of forwarding purchase orders to the independent broker/dealer. Also, the plan administrator may offset purchase and sale orders for the same investment date, forwarding to the independent broker/dealer the net purchase or sale requirement. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

15.	How often will I receive account statements?

The plan administrator will send you an account statement at least quarterly showing the amount invested; purchase price; the number of shares purchased, deposited, sold, transferred, and withdrawn; the total shares accumulated; and other information regarding your account for the statement period. The plan administrator will also send an account statement whenever your account has plan share transaction activity. Additional statements may be obtained by contacting the plan administrator.

Account statements provide participants with records of their purchases, sales and other important information and should be retained for tax purposes.

16.	Will I receive stock certificates for my shares held by the plan?

You will not receive a certificate for your shares of Capitol common stock held by the plan unless you request one in writing from the plan administrator. Refer to Question 6 for a discussion of fees relating to certification of shares. Certificates for fractional shares are never issued.

17.	Can I deposit stock certificates with the plan administrator for safekeeping?

At or after the time of enrollment, you can deposit Capitol stock certificates registered in your name with the plan administrator for safekeeping at no cost to you. To use this service, you must send your certificates to the plan administrator with a properly completed Enrollment and Authorization Form. Shares represented by certificates that you deposit with the plan administrator are credited to your account and thereafter are treated as if acquired under the plan. By using this share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates.

You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the plan administrator. If your shares are registered in the name of your broker, bank or other nominee, you may be able to electronically transfer these shares to the plan administrator for participation in the plan and safekeeping. To take advantage of this service, please contact the plan administrator by phone at 1-800-884-4225.

Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 2% of the current market value of the Capitol common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen during transit.

18.	Can I gift or transfer my plan shares to someone else?

You can transfer your plan shares to another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a plan participant, the plan administrator will automatically open a Capitol Bancorp Direct account for the person and enroll him or her in the plan. To effect a transfer or gift of your plan shares, simply complete Section 8 of the Enrollment and Authorization Form, execute a Stock Power Form and return both to the plan administrator. You can obtain a Stock Power Form by calling the plan administrator at 1-800-884-4225. Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. Please call the plan administrator for more information regarding how to obtain a Medallion guarantee.

Transfers of less than all of your plan shares must be made in whole share amounts. No fractional shares may be transferred unless your entire account is transferred. If you request to transfer all shares in your plan account between a dividend record date and dividend payable date, your transfer request will be processed but your plan account will not be terminated. Depending on your election, you may receive dividend reinvestment shares that will require you to submit a written request to transfer the reinvestment shares.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless certificates representing the shares have been issued to you by the plan administrator.

19.	How do I sell my plan shares?

You can sell some or all of your plan shares by submitting the appropriate information on a Sale and Withdrawal Form, a Remittance Form (attached to your periodic plan statements) or by submitting a written request to the plan administrator. The plan administrator will make the sale beginning on the first investment date following receipt of the request.

•	The plan administrator may match or offset your sale order against one or more purchase orders of other plan participants. If your sale order is offset against purchase orders, your sale proceeds are based on the weighted average price at which the net purchase order is filled.

•	If the plan administrator does not offset your order, the independent broker/dealer executes the order on your behalf in the open market or in a negotiated transaction. If the independent broker/dealer executes your order in the open market or in a negotiated transaction, the proceeds are based on the weighted average price at which the shares are sold. The independent broker/dealer may also sell plan shares to Capitol. If the shares are sold to us, your sale proceeds will be based on the average of the high and low sale prices of Capitol common stock as reported on the NYSE for that investment date. If the NYSE is closed on that date, then the sale proceeds will be based on the average of the high and low sale prices as reported on the NYSE for the next business day the NYSE is open.

After settlement of the sale, the plan administrator will send you a check for the net proceeds of the sale, net of brokerage commissions and transaction fees charged by the plan administrator. Refer to Question 6 for a discussion of brokerage commissions and transaction fees.

If instructions for the sale of shares are received on or after a dividend record date but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividends will be mailed following the payment date. A request to sell all shares held in your account will be treated as a withdrawal from the plan.

The price of Capitol common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your plan shares. The price risk will be borne solely by you. You cannot revoke your request to sell once it is delivered to the plan administrator.

20.	How do I close my account?

You can close your plan account by submitting a completed Sale and Withdrawal Form, or by sending a written request to the plan administrator that includes the name of the plan (Capitol Bancorp Direct) and your plan account number. If your request to terminate from the plan is received on or after a dividend record date but before the dividend payment date, your termination will be processed as soon as practicable and a separate dividend check will be mailed to you, if necessary. Future cash dividends, if any, on your shares of Capitol common stock will be paid in cash unless you re-enroll in the plan.

Upon termination of your participation in the plan, unless you request in writing that some or all of your plan shares be sold, the plan administrator will issue you a stock certificate representing the number of whole plan shares in your plan account and will issue you a check, net of brokerage commissions and transaction fees charged by the plan administrator, for any fractional shares.

If your notice of termination requests, the plan administrator will sell some or all of your plan shares on your behalf. After settlement of the sale, the plan administrator will send you a check in the amount of the net proceeds of the sale, net of brokerage commissions and transaction fees, plus any fractional plan shares, net of brokerage commissions and transaction fees charged by the plan administrator, and issue you a stock certificate representing the number of whole plan shares not sold. Refer to Question 19 for a discussion of how plan shares are sold and Question 6 for a discussion of brokerage commissions and transaction fees.

After termination, you can re-enroll in the plan by submitting a new Enrollment and Authorization Form and complying with all other enrollment procedures (see Questions 3, 4, 5 and 6). To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Capitol reserves the right to deny participation in the plan to previous participants who Capitol or the plan administrator believes have been excessive in their enrollment and termination.

21.	What are the U.S. federal income tax consequences of participating in the plan?

The U.S. federal income tax consequences of participating in the plan are as follows:

•	Cash dividends reinvested under the plan are taxable to you as if they had been paid to you in cash on the applicable dividend payment date.

•	If shares purchased with reinvested dividends or optional cash investments are purchased in the open market by the plan administrator, your pro rata share of any brokerage commission or other related charges paid by us in connection with such purchases will generally be taxable to you.

•	The tax basis of shares purchased with reinvested dividends or optional cash investments generally is the amount you paid to acquire the shares.

•	You do not realize taxable income from the transfer of shares to your plan account or from the withdrawal of whole shares from your plan account. You will, however, generally realize gain or loss from the receipt of cash instead of any fractional plan share. You will also realize gain or loss when your plan shares are sold. The amount of the gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of the shares.

•	The plan administrator reports dividend income and brokerage commissions paid on purchases made on your behalf to you and the Internal Revenue Service on Form 1099-DIV. The plan administrator reports the proceeds from the sale of plan shares to the selling participants and the IRS on Form 1099-B.

•	Your dividends and sale proceeds are subject to federal withholding if you fail to provide a taxpayer identification number to the plan administrator. Dividends and sale proceeds payable to participants residing in certain foreign countries may also be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the plan administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withheld. For IRS reporting purposes, the amount of any dividend withheld is included in the dividend income.

The discussion above is a summary of the important U.S. federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax advisor about the tax consequences of your participation in the plan.

OTHER PLAN INFORMATION

     Stock Dividends and Stock Splits. Stock dividend or stock split shares issued by Capitol on your plan shares are credited to your plan account. Stock dividend or stock split shares issued with respect to shares you hold in certificate form or in the name of your broker, bank or other nominee, are handled in the same manner as for shareholders who are not participating in the plan. Cash dividends paid on the shares issued as stock dividends or stock splits on your plan shares are processed in accordance with the dividend reinvestment option then elected. If the plan administrator receives, between the record date and payable date for a stock dividend or stock split, a request for plan termination or a request to sell plan shares, the request will not be processed until the stock dividend or stock split is credited to your plan account.

     In the event Capitol makes a rights offering of any of its securities to holders of Capitol common stock, you will be notified by Capitol prior to commencement of the offering. If you wish to exercise such rights, you should then instruct the plan administrator to issue or transfer the whole shares in your plan account into your own name prior to the record date for such offering. If you do not send these instructions, then the rights offering shall terminate with respect to your plan shares.

     Dividend and Voting Rights on Purchased Shares. Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

     Voting of Plan Shares. You are entitled to vote all of your plan shares at each meeting for which your plan shares are eligible to vote. Each shareholder entitled to vote at a meeting of shareholders is sent proxy materials before the meeting. You are encouraged to read the proxy materials carefully. You may vote online, by phone or by returning the signed and dated proxy material. The proxies will vote the shares in accordance with your instructions.

     Limitation of Liability. In administering the plan, neither Capitol, the plan administrator nor the independent broker/dealer is liable for any good faith act or omission to act, including but not limited to any claim of liability (a) arising out of the failure to terminate your account upon your death prior to receipt of notice in writing of such death, (b) with respect to the prices or times at which shares are purchased or sold, or (c) as to the value of the shares acquired on your behalf. Capitol reserves the right to interpret and regulate the plan as it deems necessary or advisable in connection with the plan’s operations. This means Capitol can refuse to process participant-requested transactions to the extent Capitol deems necessary or advisable to comply with applicable laws.

     Modification or Termination of the Plan. Capitol can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of any suspension, material modification or termination will be sent to all affected participants. No such event will affect any shares then credited to your account. Upon any whole or partial termination of the plan by Capitol, participants will have their whole plan shares issued in certificate form or transferred in their name. Fractions of shares will be valued at the same effective price as whole shares sold for a participant with respect to the next relevant investment date. Participants will receive a check for any fractional plan shares, net of brokerage commissions and transaction fees charged by the plan administrator.

     Denial or Termination of Participation by Capitol. At the direction of Capitol, the plan administrator may terminate a participant’s participation in the plan if the participant does not own at least one full share. Capitol also reserves the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent Capitol deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan. Participants whose participation in the plan is terminated will have their full plan shares issued in certificate form or transferred in their name. Fractions of shares will be valued at the same effective price as whole shares sold for a participant with respect to the next relevant investment date. Participants will receive a check for any fractional plan shares, net of brokerage commissions and transaction fees charged by the plan administrator.

     Governing Law. The laws of the State of Michigan will govern the terms, conditions and operation of the plan.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

     We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the Capitol common stock to be offered for purchase by plan participants. This prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about us and our common stock. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Capitol’s SEC Filings

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You can also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

Documents Incorporated by Reference

     The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this prospectus.

     This document incorporates by reference the following documents that have been filed by us with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Proxy Statement on Schedule 14A filed on March 31, 2004;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

•	Current Reports on Form 8-K filed (but not furnished) January 15, 2004, July 28, 2004, and August 10, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed April 19, 1990, as amended in our Registration Statement on Form 8-A, filed June 9, 2003.

     All documents filed by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before all shares of Capitol common stock covered by this prospectus have been sold shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents Available Without Charge from Capitol

     Capitol will provide, without charge, copies of any report incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling Capitol as follows:

Corporate Secretary
Capitol Bancorp Limited
Capitol Bancorp Center
200 N. Washington Square
Lansing, MI 48933
(517) 487-6555

Information on the Internet website of Capitol or any subsidiary of Capitol is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or in a document that is incorporated by reference into this prospectus.

USE OF PROCEEDS

     It is presently anticipated that purchases of our common stock will be made by the plan administrator in the open market and that Capitol will not receive any proceeds for the purchases. If purchases of our common stock are made directly from Capitol rather than in the open market, Capitol intends to use any net proceeds from the purchases for general corporate purposes. We cannot estimate the number of shares of common stock or the prices of the shares that we may sell in connection with the plan.

INDEMNIFICATION

     Sections 561 — 571 of the Michigan Business Corporation Act, or MBCA, grant Capitol broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his or her present or past status as an officer or director of Capitol, provided that the person acted in good faith and in a manner he or she reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Capitol, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also gives Capitol powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of Capitol, provided the person acted in good faith and in a manner he or she reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Capitol, except that no indemnification may be made if such person is adjudged to be liable to Capitol, or in connection with any proceeding charging improper personal benefit to a director whether or not involving action in the director’s official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, Capitol is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred in connection therewith.

     Capitol’s Articles of Incorporation contain provisions entitling directors and executive officers of Capitol to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by Capitol, the directors and officers of Capitol are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

     Capitol entered into an employment agreement with its President and CEO dated effective March 13, 2003, pursuant to which Capitol also agreed to enter into an indemnification agreement with the President and CEO.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this prospectus will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

EXPERTS

     The consolidated financial statements of Capitol Bancorp Limited as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of BDO Seidman LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any document that we incorporate by reference into this prospectus. If anyone gives you any such information, you should not rely on it.

     We do not imply by the delivery to you of this prospectus or the sale of any Capitol common stock hereunder that there has been no change in the affairs of Capitol since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

Capitol Bancorp Direct

Capitol Bancorp Limited Direct Purchase and
Dividend Reinvestment Plan

PROSPECTUS
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North
Fourth Floor	January 25, 2005
Lansing, Michigan 48933
1-517-487-6555

2777 E. Camelback Rd.
Suite 375
Phoenix, Arizona 85016

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Capitol. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,778
NYSE listing fee	$2,500
Accounting fees	$4,500
Legal expenses	$5,000
Miscellaneous	$7,000

Total	$22,778

Item 15. Indemnification Of Directors And Officers

     Sections 561 — 571 of the Michigan Business Corporation Act, or MBCA, grant Capitol broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his or her present or past status as an officer or director of Capitol, provided that the person acted in good faith and in a manner he or she reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Capitol, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also gives Capitol powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of Capitol, provided the person acted in good faith and in a manner he or she reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Capitol, except that no indemnification may be made if such person is adjudged to be liable to Capitol, or in connection with any proceeding charging improper personal benefit to a director whether or not involving action in the director’s official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, Capitol is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred in connection therewith.

     Capitol’s Articles of Incorporation contain provisions entitling directors and executive officers of Capitol to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by Capitol, the directors and officers of Capitol are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

     Capitol entered into an employment agreement with its President and CEO dated effective March 13, 2003, pursuant to which Capitol also agreed to enter into an indemnification agreement with the President and CEO.

Item 16. Exhibits And Financial Statement Schedules

     (a) Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

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     (b) All Financial Statements Schedules are omitted in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or) the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on January 18, 2005.

CAPITOL BANCORP LIMITED
By:	/s/ JOSEPH D. REID
Joseph D. Reid
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin Reid English, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 18, 2005.

Signature	Capacity
/s/ JOSEPH D. REID Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)

/s/ LEE W. HENDRICKSON Lee W. Hendrickson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ ROBERT C. CARR Robert C. Carr	Vice Chairman, Executive Vice President, Treasurer, Director

/s/ DAVID O’LEARY David O’Leary	Secretary, Director

/s/ LOUIS G. ALLEN Louis G. Allen	Director

Signature	Capacity
/s/ PAUL R. BALLARD Paul R. Ballard	Director
/s/ DAVID L. BECKER David L. Becker	Director
/s/ DOUGLAS E. CRIST Douglas E. Crist	Director
/s/ MICHAEL J. DEVINE Michael J. Devine	Director
/s/ JAMES C. EPOLITO James C. Epolito	Director
/s/ GARY A. FALKENBERG Gary A. Falkenberg	Director
/s/ JOEL I. FERGUSON Joel I. Ferguson	Director
/s/ KATHLEEN A. GASKIN Kathleen A. Gaskin	Director
/s/ H. NICHOLAS GENOVA H. Nicholas Genova	Director
/s/ MICHAEL F. HANNLEY Michael F. Hannley	Director
/s/ L. DOUGLAS JOHNS L. Douglas Johns	Director
/s/ MICHAEL L. KASTEN Michael L. Kasten	Vice Chairman, Director
/s/ JOHN S. LEWIS John S. Lewis	President, Western Regions, Director
/s/ LEONARD MAAS Leonard Maas	Director
/s/ LYLE W. MILLER Lyle W. Miller	Vice Chairman, Director

Signature	Capacity
/s/ KATHRYN L. MUNRO Kathryn L. Munro	Director
/s/ MYRL D. NOFZIGER Myrl D. Nofziger	Director
/s/ CRISTIN REID ENGLISH Cristin Reid English	Chief Administrative Officer, Director
/s/ RON K. SABLE Ron K. Sable	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Common Stock Certificate (incorporated by reference to Form S-18, Reg. No. 33-24728C, filed September 15, 1988).
5.1	Opinion of Miller, Canfield, Paddock and Stone PLC as to the validity of the shares.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Miller, Canfield, Paddock and Stone PLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement).